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                                                                  Exhibit 10.15

                                                                  EXECUTION COPY

                              CONSULTING AGREEMENT

            CONSULTING AGREEMENT by and between APCOA, Inc., a Delaware corporation (the "Company") and Sidney Warshauer (the "Consultant"), dated as of the 30th day of March, 1998.

            WHEREAS, pursuant to that certain Combination Agreement (the "Transaction Agreement") dated as of January 15, 1998, by and among Myron C. Warshauer, the Consultant, Steven A. Warshauer, Dosher Partners, L.P., a Delaware limited partnership, SP Parking Associates, an Illinois general partnership, SP Associates, an Illinois general partnership, and APCOA, Inc., a Delaware corporation ("APCOA"), the operations of APCOA and Standard will be combined (the "Transaction"); and

            WHEREAS, APCOA desires to ensure that the Company will continue to receive the benefit of the Consultant's consulting services after the Transaction, on the terms and conditions set forth below in this Agreement, and the Consultant desires to render such services;

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

            1. Consulting Period. The Consultant shall make himself available to render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning on the Closing Date (as defined in the Transaction Agreement) and ending on the date of the Consultant's death (the "Consulting Period"). This Agreement shall not be terminable by the Company for any reason other than the death of the Consultant or a breach by the Consultant of the provisions of Section 4 or Section 5 hereof.

            2. Consulting Services. During the Consulting Period, the Consultant shall render such services as may be requested from time to time by the Board and/or the Chief Executive Officer of the Company. The Consultant's services and the time spent rendering such services shall be consistent with the Consultant's practices and experience during the five years preceding the Closing Date.

            3. Consulting Fee; Office. In consideration of the foregoing, during the Consulting Period, the Company shall (i) pay the Consultant a consulting fee of $552,000 per annum, payable monthly in arrears, (ii) provide the Consultant with the perquisites set forth in a letter dated January 15, 1998 from Myron C. Warshauer to John V. Holten, and (iii) for so long as Myron C. Warshauer is employed by or serving as a consultant to the Company, provide the Consultant with an office at the same location as the principal business office occupied by Myron C. Warshauer.

            4. Confidential Information. During the Consulting Period and at all times thereafter, the Consultant shall not disclose to anyone who is not employed by the Company or by an affiliate or to any employee of the Company or an affiliate who, to the knowledge of the
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Consultant, is not authorized to receive such information, any confidential information of the Company and any confidential information relating to the Company's former or present customers or potential customers of which the Consultant became aware during his employment by the Company or of which he becomes aware during the Consulting Period. The Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Consultant obtained during his employment by the Company or any of its affiliated companies or that he obtains during the Consulting Period and that is not public knowledge (other than as a result of the Consultant's violation of this Section 4) ("Confidential Information"). The Consultant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Consulting Period, except with the prior written consent of the Company or as otherwise required by law or legal process.

            5. Noncompetition. During the Consulting Period, the Consultant shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this paragraph (b) of
Section 6: (i) a "Competitive Activity" means any business or other endeavor that engages in construction, ownership, leasing, design and/or management of parking lots, parking garages, or other parking facilities or consulting with respect thereto; and (ii) the Consultant shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Consultant's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Consultant may make and retain investments during the Consulting Period in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

            6. Successors. (a) This Agreement is personal to the Consultant and, without the prior written consent of the Company, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            7. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.


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            (c) The Consultant acknowledges that his services hereunder are to be rendered as an independent contractor, and that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee.

            (d) The Consultant and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.


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            IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                    /s/ Sidney Warshauer
                                    --------------------------------------------
                                        Sidney Warshauer


                                    APCOA, INC.



                                    By: /s/ Michael J. Celebrezze
                                        ----------------------------------------
                                       Name:  Michael J. Celebrezze
                                       Title: Chief Financial Officer


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